Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ekso Bionics Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan, as amended, of our reports dated February 28, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Ekso Bionics Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ OUM & CO. LLP
San Francisco, California
June 27, 2019